SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                           MIDWAY AIRLINES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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                                                                        --------
     2)  Aggregate number of securities to which transaction applies:    N/A
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     paid previously. Identify the previous filing by registration statement
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

                           Midway Airlines Corporation
                                2801 Slater Road
                                    Suite 200
                        Morrisville, North Carolina 27560
                                 (919) 595-6000



                                 April 23, 2001




Dear Shareholder:


         You are cordially invited to attend the Annual Meeting of Shareholders of Midway Airlines Corporation (the "Company") to be held at 10:00 a.m., Eastern Daylight Saving Time, on Wednesday, May 23, 2001, at the Marriott Hotel at RTP, 4700 Guardian Drive, Durham, North Carolina 27703.

         This year, we will have a brief agenda asking you to consider only one proposal concerning election of directors. This matter is explained more fully in the attached proxy statement, which you are encouraged to read. In addition, I will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

         The Board of Directors recommends that you approve the proposal and urges you to return your signed proxy card at your earliest convenience, whether or not you plan to attend the annual meeting.

         Thank you for your cooperation.


                                        Sincerely,

                                        /s/ Robert R. Ferguson III
                                        --------------------------
                                        Robert R. Ferguson III
                                        President, Chief Executive Officer and
                                        Chairman of the Board of Directors

                           Midway Airlines Corporation
                                2801 Slater Road
                                    Suite 200
                        Morrisville, North Carolina 27560
                                 (919) 595-6000


        NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 23, 2001

         Notice is hereby given that the Annual Meeting of Shareholders of Midway Airlines Corporation, a Delaware corporation (the "Company"), will be held on Wednesday, May 23, 2001, at 10:00 a.m., Eastern Daylight Saving Time, at the Marriott Hotel at RTP, 4700 Guardian Drive, Durham, North Carolina 27703, for the following purposes:

                  (l) To elect two Class I directors of the Company to hold office until the Annual Meeting of Shareholders to be held in 2004 or until his respective successor is duly elected and qualified; and

                  (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

         The holders of record of Common Stock at the close of business on April 6, 2001, will be entitled to vote at the meeting.


                                             By Order of the Board of Directors,


                                             /s/ Jonathan S. Waller
                                             ----------------------

                                             Jonathan S. Waller
                                             Secretary
April 23, 2001

EACH SHARE OWNER IS URGED TO VOTE PROMPTLY BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD.

                           Midway Airlines Corporation
                                2801 Slater Road
                                    Suite 200
                        Morrisville, North Carolina 27560
                                 (919) 595-6000

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 23, 2001

         This Proxy Statement is furnished to the shareholders of Midway Airlines Corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the annual meeting of shareholders to be held on Wednesday, May 23, 2001, at 10:00 a.m., Eastern Daylight Saving Time, at the Marriott Hotel at RTP, 4700 Guardian Drive, Durham, North Carolina 27703, or any adjournment thereof.

         Proxies in the form enclosed, properly executed by shareholders and received in time for the meeting, will be voted as specified therein. If a shareholder does not specify otherwise, the shares represented by his or her proxy will be voted by the persons named in the proxy (i) "for" the Class I director nominees listed therein, and (ii) in the discretion of such persons, in connection with any other business that may properly come before the meeting. The giving of a proxy does not preclude the right to vote in person should the person giving the proxy so desire, and the proxy may be revoked at any time before it is exercised by written notice delivered to the Secretary of the Company at the above address at or prior to the meeting. This Proxy Statement and accompanying form of proxy are to be mailed on or about April 26, 2001, to shareholders of record on April 6, 2001 (the "Record Date").

         At the close of business on the Record Date, there were outstanding and entitled to vote 15,174,755 shares of Common Stock, par value $.01 per share (the "Common Stock"). There are no other voting securities of the Company outstanding.

         The holders of record of Common Stock on the Record Date will be entitled to one vote per share on each matter presented to such holders at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock having voting power with respect to a subject matter (excluding shares held by the Company for its own account) is necessary to constitute a quorum for the transaction of business with respect to such subject matter at the meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange. The effect of broker non-votes on the specific items to be brought before the meeting is discussed under each item.

                                    PROPOSAL
                                    --------

ELECTION OF CLASS I DIRECTORS

General

         Two directors will be elected at the Meeting to serve as the Class I Directors of the Company's Board of Directors until the 2004 Annual Meeting of Shareholders or until such person's successors shall be duly elected and qualified. The Board of Directors recommends a vote for Robert R. Ferguson III and W. Greyson Quarles as Class I Directors. Messrs. Ferguson and Quarles are currently directors of the Company.

         Unless contrary instructions are set forth in the proxies, it is intended that the persons executing a proxy will vote all shares represented by such proxy for the election as director of Messrs. Ferguson and Quarles as Class I directors. Should Messrs. Ferguson and Quarles become unable or unwilling to accept nomination or election, it is intended that the person acting under the proxy will vote for the election of such other person as the Board of Directors of the Company may recommend. Management has no reason to believe that Messrs. Ferguson and Quarles will be unable or unwilling to serve if elected.

         There are currently two Class I directorships up for election. Proxies cannot be voted for other than such directorships.

Directors

         Set forth below is certain information concerning the current directors of the Company, including the nominees for election as directors at the Meeting, with each person's business experience for at least the past five years:


                                                       Present
                                                    Position with               Began              Expiration of
          Name                    Age                the Company            Directorship           Present Term
          ----                    ---                -----------            ------------           ------------

Robert R. Ferguson III           52              President, Chief               1997                   2001
                                                 Executive Officer,
                                               Chairman of the Board
                                                and Class I Director

   W. Greyson Quarles            59               Class I Director              1997                   2001

    Timothy R. Smith             52              Class II Director              2000                   2002

 Gregory J. Robitaille           37              Class II Director              1997                   2002

 Gregory Harding-Brown           45              Class III Director             1998                   2003



         Robert R. Ferguson III has served as Chairman of the Board, President and Chief Executive Officer of the Company since February 1997. From October 1994 to February 1997, Mr. Ferguson served as President of Belmont Aviation, L.L.C., an aviation consulting firm. Mr. Ferguson also serves on the Board of Directors of Capital Cargo International Airlines, Inc., an air freight company.

         W. Greyson Quarles has been a director of the Company since February 1997 and has served as Chief Financial Officer of SAS Institute, Inc., a computer software corporation, since 1982. SAS Institute, Inc. is owned by the Company's two principal stockholders, James H. Goodnight, Ph.D. and John P. Sall.

         Timothy R. Smith has been a director of the Company since February 2000 and has been the Owner and President of T.R. Smith, Inc. and S&R Realty Investments for more than five years. Mr. Smith serves on numerous Boards of Directors, primarily involved in community, educational and cultural activities.

         Gregory J. Robitaille has served as a Director of the Company since February 1997 and is an Executive Vice President of Transmedia Network, Inc. (NYSE:TMN). Previously, Mr. Robitaille was managing director with Equity Group Investments, Inc., which is an affiliate of Zell/Chilmark Fund, L.P., from October 1995 to April 2000.

         Gregory Harding-Brown has served as a director of the Company since August 1998 and is the retired co-founder of Pegasus Aviation Group, a commercial jet aircraft lessor with other operations in the areas of aircraft maintenance, engine leasing and aircraft parts sales. Mr. Harding-Brown worked with Pegasus Aviation Group from December 1990 to November 1997. Since April 1998, Mr. Harding-Brown has served as President of Discovery Investment Corporation, a privately-held investment corporation. Mr. Harding-Brown also serves on the Board of Directors of Capital Cargo International Airlines, Inc., an air freight company.

Board of Directors Meetings; Compensation and Committees of the Board of
Directors

         Board of Directors Meetings were held on six occasions in 2000. The members of the Board of Directors attended all Board of Directors meetings in 2000 either in person or by telephone with the exception of one meeting that Mr. Smith did not attend. Mr. Smith also did not attend the January 2000 Board of Directors meeting which occurred prior to him becoming a Director. Each non-employee member of the Board of Directors is paid a fee of $2,000 for each meeting of the Board of Directors attended (either in person or by telephone) by that member, and a quarterly retainer of $2,500.

         The Board of Directors has established and appointed members of the Board of Directors to serve upon an Audit Committee and upon a Compensation Committee. Each non-employee member of the Audit Committee and of the Compensation Committee receives a $500 fee for attending a committee meeting (either in person or by telephone). The Board of Directors has not provided for the establishment of an executive committee or a nominating committee.

         The Company has a standing Audit Committee. Information regarding the functions performed by the Audit Committee, its membership, and the number of meetings held during the fiscal year ended December 31, 2000, is set forth in the "Report of the Audit Committee" included in this proxy statement.

         The duties of the Compensation Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet the Company's objectives. In addition, the Compensation Committee approves the Chief Executive Officer's compensation and reviews the Chief Executive Officer's recommendations on the compensation of all other officers of the Company, the grant of awards under the Company's then existing compensation and benefit plans and the adoption of major Company compensation policies and practices. The Compensation Committee reports its recommendations to the Board of Directors for approval and authorization. During 2000 the Compensation Committee did not meet.

Vote Required

         The two nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as directors. Only votes cast for nominees will be counted, except that the accompanying proxy will be voted for the nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for the nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominees will not be reduced by such action.

INFORMATION REGARDING EXECUTIVE OFFICERS

         Set forth below is certain information concerning each executive officer of the Company as of April 23, 2001, with each person's business experience for at least the past five years:

         Name                        Age     Title
         ----                        ---     -----
         Robert R. Ferguson III      52      Chairman of the Board, President
                                             and Chief Executive Officer
         Steven Westberg             46      Executive Vice President
                                             and General Manager
         Jonathan S. Waller          40      Senior Vice President,
                                             General Counsel and Secretary
         Thomas Duffy, Jr.           45      Senior Vice President - Operations
         Robert Beaumont             51      Vice President - Maintenance
         Alex Dietz                  37      Vice President - Revenue Management
                                             & Marketing
         Lyn Hittle                  48      Vice President - Accounting &
                                             Financial Planning and Controller
         Paul Kinstedt               39      Vice President - Customer Service
         Florence Shaughnessy-Cox    45      Vice President - In-Flight Services
         J. Carl Zeigler             40      Chief Information Officer


         Robert R. Ferguson III has served as Chairman of the Board, President and Chief Executive Officer of the Company since February 1997. From October 1994 to February 1997, Mr. Ferguson served as President of Belmont Aviation, L.L.C., an aviation consulting firm. Mr. Ferguson also serves on the Board of Directors of Capital Cargo International Airlines, Inc., an air freight company.

         Steven Westberg has served as Executive Vice President and General Manager since February 2000. Prior to that time and since December 1995, he served as Senior Vice President and Chief Financial Officer of the Company. Mr. Westberg also serves on the Board of Directors of Capital Cargo International Airlines, Inc.

         Jonathan S. Waller has served as Senior Vice President, General Counsel and Secretary of the Company since July 1995.

         Thomas Duffy, Jr. has served as Senior Vice President - Operations of the Company since October 2000. Prior to that time, since August 1995, Mr. Duffy was Vice President - Maintenance of the Company. Prior to that time and since August 1993, Mr. Duffy served as Director of Maintenance for the Company.

         Robert Beaumont has served as Vice President - Maintenance of the Company since October 2000. Prior to that time and since July 2000, Mr. Beaumont was the Director of Technical Services for the Company. From May 1998 until June 2000, Mr. Beaumont served as Director of Maintenance for Flex Jet. From March 1995 until May 1998, Mr. Beaumont served as Director of Quality Assurance for the Company.

         Alex Dietz has served as Vice President of Revenue Management and Marketing since October 1999. Prior to that time, since April 1998, Mr. Dietz was the Company's Director of Pricing and Revenue Management. From July 1997 to February 1998, Mr. Dietz served as Director of Pricing and Revenue Management for Western Pacific Airlines. From July 1991 to June 1997, Mr. Dietz served in many positions with SABRE Decision Technologies, ultimately serving as a Senior Manager.

         Lyn Hittle has served as Vice President - Accounting and Financial Planning and Controller since April 2000. Prior to that time and since October 1995, Ms. Hittle served as Controller and Director of Treasury Management for the Company.

         Paul Kinstedt has served as Vice President - Customer Service of the Company since January 2000. Prior to that time and since September 1994, Mr. Kinstedt served as the Company's Director of Flight Operations and as its Manager of Flight Operations from the inception of the Company in 1993.

         Florence Shaughnessy-Cox has served as Vice President - In-Flight since September 1998. Prior to that time and since March 1997, Ms. Cox served as the Company's Director of Inflight. Ms. Cox did not work from July 1995 to March 1997.

         J. Carl Zeigler has served as Chief Information Officer of the Company since November 1997. From January 1997 to November 1997, Mr. Zeigler served as the Director of Engineering for DBStar, Inc., a software developer. From January 1996 to December 1996, Mr. Zeigler served as Vice President of Technology at UNIXware Technology Group, Inc.


Agreements with Named Executive Officers

         The Company has agreements with three of the named executive officers (Messrs. Ferguson, Waller and Westberg) that provide that each such officer is entitled to benefits if such officer's employment is ended by the Company other than for reason of death or disability or for cause (as defined in the agreements). In general, the benefits provided are: (a) a cash termination payment equal to one year's annual compensation at the rate then in effect or continuing salary payments of up to one year following the date of termination;
(b) payments allowing for the officer to obtain medical benefits comparable to those received by the officer in the preceding fiscal year for up to one year following termination; (c) outplacement services; (d) airline travel privileges on Midway for the executive and his/her spouse for their lifetime and for their dependent children during that period; and (e) household relocation assistance. Messrs. Ferguson, Waller and Westberg's agreements have no specified termination date. Mr. Ferguson's agreement does not provide him with the benefits described in clauses (b), (c), (d) and (e) above.

Summary Compensation Table

           The following table shows all the cash compensation paid or to be paid by the Company or its subsidiaries as well as certain other compensation paid or accrued during the fiscal years indicated to (i) the Chief Executive Officer of the Company, (ii) each of the four other most highly compensated executive officers at the end of 2000, and (iii) Mr. Marsh, who would have been included but for the fact that he was not serving as an executive officer at the end of 2000 (collectively the "Named Executive Officers") of the Company for such period in all capacities in which they served.


                                                                Annual Compensation
                                                                -------------------
                                                                                               Other Annual
                                                             Salary            Bonus           Compensation
Name and Principal Position                         Year       ($)              ($)                 ($)
---------------------------                         ----       ---              ---                 ---
Robert R. Ferguson III                              1998       225,000       253,332 (1)
           Chairman of the Board, President         1999       275,000        54,998 (2)
           and Chief Executive Officer              2000       275,000             -

Steven Westberg                                     1998       175,000        51,015 (1)
           Executive Vice President and             1999       191,715         9,796 (2)
           General Manager                          2000       208,600             -

Jonathan S. Waller                                  1998       167,500        45,339 (1)              -
           Senior Vice President, General           1999       176,748         9,305 (2)              -
           Counsel and Secretary                    2000       225,985             -

Thomas Duffy, Jr.                                   1998       115,000        20,528 (1)              -
           Senior Vice President,                   1999       133,115         7,872 (2)              -
           Operations                               2000       157,985             -

J. Carl Zeigler                                     1998       102,500        19,389 (1)
           Chief Information Officer                1999       112,115         7,180 (2)
                                                    2000       128,654

Gary Marsh (3)                                      1998        49,385        14,437 (1)           31,687 (4)
           Senior Vice President,                   1999       146,137         7,819 (2)
           Operations                               2000       154,385             -

         (1) Includes amount proportionate to that paid to all full time employees under the Company's bonus plan, plus $235,000 to Mr. Ferguson, $35,000 to Mr. Westberg, $30,000 to Mr. Waller and $10,000 each to Mr. Duffy, Mr. Marsh and Mr. Zeigler. These bonuses were paid in 1999.
         (2) Includes amount proportionate to that paid to all full time employees under the Company's bonus plan, plus $45,350 to Mr. Ferguson, and $3,500 each to Mr. Westberg, Mr. Waller, Mr. Duffy, Mr. Marsh and Mr. Zeigler. These bonuses were paid in 2000.
         (3) Mr. Marsh became an executive officer of the Company in July 1998, and left in November 2000.
         (4) Moving expenses.

Board Compensation

           Non-employee directors of the Company are paid a $2,000 fee for each board meeting attended by that director. and a $500 fee for each committee meeting attended by that director, whether attended in person or via telephone and a quarterly retainer of $2,500.

Option Grants in Last Fiscal Year
           None of the people named in the Summary Compensation Table were granted options during 2000.


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

           None of the people named in the Summary Compensation Table exercised options during 2000. The following table sets forth information with respect to unexercised stock options held by the people named in the Summary Compensation Table.

                                         Number of                               Value of Unexercised
                                   Securities Underlying                             In-the-Money
                                    Unexercised Options                               Options at
                                    At December 31, 2000                        At December 31, 2000 (1)
                                    --------------------                        ------------------------
                               Exercisable       Unexercisable            Exercisable          Unexercisable
                               -----------       -------------            -----------          -------------

Robert R. Ferguson III               747,590                -               -                        -

Steven Westberg                       62,758           44,799               -                        -

Jonathan S. Waller                    16,800           11,200               -                        -

Thomas Duffy, Jr.                     16,800           11,200               -                        -

J. Carl Zeigler                        3,000            2,000               -                        -

Gary A. Marsh                              -                -               -                        -


        (1) The closing price for the Common Stock as reported on December 31, 2000 was $2.813. The value of unexercised in-the-money options is lower than the per share option exercise price, therefore there is no in-the-money value. The value of unexercised in-the-money options is the difference between the per share option exercise price and the market value multiplied by the number of shares of Common Stock underlying in-the-money options, if such a number is positive.

Report of the Audit Committee

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors pursuant to the Amended and Related Charter of the Audit Committee of Midway Airlines Corporation adopted by the Board of Directors on May 25, 2000, a copy of which is attached to this proxy statement as Appendix
1. The Audit Committee has reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted accounting standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board which the Audit Committee received from the independent auditors and has also considered the compatibility of nonaudit services with the auditors' independence.

The Audit Committee also discussed with the Company's management and independent auditors the overall scope and plans for their respective audits. The Audit Committee has met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held two meetings during fiscal year 2000.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board the selection of Ernst & Young, LLP as the Company's independent auditors.

One of the current members of the Audit Committee, Mr. Robitaille, is independent, as defined in the listing standards of the Nasdaq National Market. Mr. Quarles is not considered independent under the Nasdaq National Market listing requirements because he is an employee of SAS Institute, Inc., which is owned by the Company's two principal stockholders. In order to remain in compliance with the Nasdaq National Market listing requirements, the Company intends to appoint two independent directors to the Audit Committee. The Company is currently conducting a search for additional directors who can serve on the Audit Committee, and the Company anticipates that such directors will be appointed in the near future.

W. Greyson Quarles, Audit Committee Member
Gregory J. Robitaille, Audit Committee Member

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS


         The Compensation Committee of the Board of Directors was formed in August, 1998 and until November 1999 consisted of Howard Wolf and Gregory Harding-Brown, each of whom was an independent non-employee director. Mr. Wolf resigned from the Board of Directors in November, 1999 and his position on the Compensation Committee has not yet been filled. The Compensation Committee administers the Company's executive compensation programs, monitors corporate performance and its relationship to compensation of executive officers, and makes appropriate recommendations concerning matters of executive compensation.

Compensation Philosophy

         The Company was formed in 1993 as a private company and experienced two ownership changes and two senior management changes in the period July 1994 to February 1997. The Company became publicly held in December 1997 and one of its key missions was to stabilize management and to focus the management on the Company's primary business objectives. One of the Company's strengths contributing to its operating results after February 1997 is a strong management team, many of whom have extensive airline experience or have been with the Company for several years. The Committee believes that low executive turnover has been instrumental to the Company's operating results, and that the Company's compensation program has played a major role in limiting executive turnover. The compensation program is designed to enable the Company to attract, retain and reward capable employees who can contribute to the continued favorable results of the Company, principally by linking compensation with the attainment of key business objectives. Equity participation and a strong alignment to stockholders' interests have, in the past, been key elements of the Company's compensation philosophy. Accordingly, the Company's executive compensation program has been designed to provide competitive compensation, support the Company's strategic business goals and reflect the Company's performance.

         The compensation program reflects the following principles:

         o Compensation programs should support the short- and long-term strategic business goals and objectives of the Company.

         o Compensation should be aligned with increasing stockholder value and corporate profitability.

         o Compensation programs should reflect and promote the Company's values and reward individuals for outstanding contributions toward business goals.

         o Compensation programs should enable the Company to attract and retain highly qualified professionals.

Pay Mix and Measurement

         The Company's executive compensation is comprised of two components, base salary and incentives, each of which is intended to serve the overall compensation philosophy.

         Base Salary

         The Company's salary levels are conservative and are intended to be consistent with competitive pay practices and level of responsibility, with salary increases reflecting competitive trends, the overall financial performance and resources of the Company, general economic conditions as well as a number of factors relating to the particular individual, including the performance of the individual executive, and level of experience, ability and knowledge of the job. The President and the Senior Vice Presidents of the Company received no salary increases in 1997. The President of the Company received a salary increase attributable to 1998 pursuant to Board of Director approval (with Mr. Ferguson abstaining) and upon the recommendation of the Compensation Committee. The Executive Vice President and the Senior Vice Presidents of the Company received salary increases in 1998, 1999 and 2000 based on their performance and the Company's performance in the prior year.

         Incentives

         Incentives consist of cash awards and stock options. For fiscal year 2000, no cash awards were paid to the Company's executives under the Company's Profit Sharing and Bonus Program because of the Company's financial performance. Most employees of the Company are eligible to participate in this program. The Profit Sharing and Bonus Program allows the Company's Board of Directors, in its discretion, to distribute certain amounts based on the Company's annual profits. The Company's executives may be paid additional cash bonuses as determined by the Board of Directors based on factors such as relative performance of the Company during the year and the individual's contribution to the Company's performance. Because the Company did not earn a profit in 2000, no cash awards or bonuses were paid to any employee of the Company for fiscal year 2000.

         The Committee believes that the overall pay program should provide employees with an opportunity to increase their ownership and potentially gain financially from Company stock price increases. By this approach, the best interests of stockholders, executives and employees will be closely aligned. Therefore, executives and other employees have previously received or may, in the future receive stock options, giving them the right to purchase shares of Common Stock of the Company at a specified price. However, during the fourth quarter of 2000, the high and low closing sales prices of the Company's stock price was $5.438 and $2.813, respectively, which low closing sales price was below the exercise price of stock options issued to all of the Company's executives and significantly below the exercise price of stock options issued to other employees of the Company in December, 1997. In light of the decline in the Company's stock price during 2000, the Committee determined it would not be appropriate to award options in 2000. The Committee intends to review the effectiveness of the Company's incentive pay program particularly as it relates to the issuance of stock options. Generally, grants of stock options vest over a period of time and the holders of these stock options must be employed by the Company for such stock options to vest.

         Chief Executive Officer 2000 Compensation

           Mr. Ferguson's salary was set at $275,000 per year effective September 1, 1998 and was not increased in 1999 or 2000. Mr. Ferguson received no new grant of stock options in 2000 and no bonus in respect of the 2000 fiscal year.

         Tax Effects

         Changes made in 1993 to the Internal Revenue Code of 1986, as amended (the "Code"), impose certain limitations on the deductibility of executive compensation paid by public companies. In general, under the limitations, the Company will not be able to deduct annual compensation paid to certain executive officers in excess of $1,000,000 except to the extent that such compensation qualifies as "performance-based compensation" (or meets other exceptions not here relevant). Non-deductibility would result in additional tax cost to the Company. It is possible that at least some of the cash and equity-based compensation paid or payable to the Company's executive officers will not qualify for the "performance-based compensation" exclusion under the deduction limitation provisions of the Code. Nevertheless, the Committee anticipates that in making compensation decisions it will give consideration to the net cost to the Company (including, for this purpose, the potential limitation on deductibility of executive compensation).

Summary

         The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. The Committee believes its compensation practices are appropriately tied to stockholder returns and linked to the achievement of annual and longer-term financial and operational results of the Company on behalf of the Company's stockholders. In view of the Company's performance and achievement of goals and competitive conditions, the Compensation Committee believes that compensation levels during 2000 adequately reflected the Company's compensation goals and policies.

                             COMPENSATION COMMITTEE
                              Gregory Harding-Brown

THE COMPANY'S PERFORMANCE

         The following graph compares the cumulative total return of the Common Stock of Midway Airlines Corporation, the Total Return Index for The Nasdaq Stock Market (US), the Total Return Index for The S&P Small Cap 600 Index and the Total Return Index for Nasdaq Trucking & Transportation Stocks since December 4, 1997. The Company made an initial public offering of Common Stock on December 4, 1997 at $15.50 per share. The graph assumes $100 was invested in each of the Common Stock, the Nasdaq Stock Market (US), the S&P Small Cap 600 and the Nasdaq Trucking & Transportation Stocks on that date. The graph does not take into account trading commissions or taxes.

                     [Graph appears here with plot points]

                 COMPARISON OF 37 MONTH CUMULATIVE TOTAL RETURN*
                       AMONG MIDWAY AIRLINES CORPORATION,
        THE NASDAQ STOCK MARKET (U.S) INDEX, THE S&P SMALLCAP 600 INDEX
                 AND THE NASDAQ TRUCKING & TRANSPORTATION INDEX

                                  12/4/97     12/97     12/98     12/99   12/00

MIDWAY AIRLINES CORPORATION
S&P SMALLCAP 600
NASDAQ STOCK MARKET (U.S)
NASDAQ TRUCKING & TRANSPORTAION


* $100 INVESTED ON 12/4/97 IN STOCK OR ON 11/30/97
  IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of April 6, 2001, with respect to (i) persons known to the Company to be beneficial holders of five percent or more of the outstanding shares of Common Stock, (ii) Named Executive Officers and the directors of the Company and (iii) all executive officers and directors of the Company as a group.

                                                     Amount and Nature
                                                     of Beneficial Ownership(1)
                                                     -----------------------

        Name and Address of Beneficial
        ------------------------------              Common
                      Owner                          Stock             %
        ------------------------------              -------        --------

        James H. Goodnight, Ph.D.                    6,749,227(2)     44.5%
        SAS Campus Drive
        Cary, North Carolina  27513

        John P. Sall                                 3,278,194(2)     21.6%
        SAS Campus Drive
        Cary, North Carolina  27513

        Robert R. Ferguson III                         747,590(3)      4.7%

        Steven Westberg                                 85,156(3)        *

        Jonathan S. Waller                              22,600(4)        *

        Thomas Duffy, Jr.                               22,400(3)        *

        J. Carl Zeigler                                  3,000(3)        *

        W. Greyson Quarles                               2,000           *

        Gregory J. Robitaille                            1,229           *

        Gregory Harding-Brown                           11,000           *

        Timothy Smith                                        0           0

        All Directors and Executive
        Officers as a Group (14 persons)               901,575         5.6%

* Less than 1% of issued and outstanding shares of Common Stock.

(1) Each beneficial owner's ownership of Common Stock and percentage ownership is determined by assuming that options, warrants and other convertible securities that are held by all persons that are exercisable or convertible within 60 days of April 6, 2001 have been exercised or converted.

(2) The amount of Common Stock beneficially owned by Dr. Goodnight and Mr. Sallhas been determined solely on the basis of the Company's review of
         Schedule 13D and Schedule 13G filings made pursuant to Regulations 13D-G of the Securities Exchange Act of 1934.

(3)      Consists of shares of Common Stock issuable upon exercise of options.

(4) Consists of 22,400 shares of Common Stock issuable upon exercise of an option plus 200 additional shares of Common Stock held by Mr. Waller's wife and mother-in-law.

CERTAIN TRANSACTIONS

         On March 31, 2000, the Company entered into a $30 million revolving credit facility with Reedy Creek Investments, LLC, an entity owned by James H. Goodnight, Ph.D. and John P. Sall, the Company's two principal stockholders. The credit facility with Reedy Creek Investments matures on March 31, 2002, although the commitment under the facility was to reduce from $30 million to $10 million on the earlier of September 30, 2000 or the date the Company received net proceeds from a public equity offering. Borrowings under the credit facility bear interest at the applicable LIBOR rate at the time of borrowing plus 3% and are secured by the Company's interest in certain aircraft parts and tooling. The Company used the proceeds of borrowings under the credit facility to meet working capital and capital expenditure requirements, including the funding of pre-delivery deposits due to aircraft manufacturers. The maximum amount outstanding under the facility during the year ended December 31, 2000 was $20 million, although the Company had no borrowings outstanding under the facility at December 31, 2000. During the year ended December 31, 2000, the Company paid interest and commitment fees under this facility of $291,198.

         In July 2000 the Company completed a rights offering to its stockholders, pursuant to which each stockholder was offered the opportunity to purchase one share of the Company's Common Stock, at a price of $5.20 per share, for each share owned and, to the extent some stockholders did not participate in the rights offering, to purchase additional shares. The Company sold an aggregate of 6,561,163 shares of Common Stock in the rights offering, and received net proceeds of approximately $34 million. Dr. Goodnight purchased 4,003,953 shares of Common Stock in the rights offering, thereby increasing his beneficial ownership in the Company from approximately 31.9% to approximately 44.5%. Mr. Sall purchased 1,944,776 shares in the rights offering, thereby increasing his beneficial ownership in the Company from approximately 15.5% to approximately 21.6%. The Company used a portion of the proceeds from the rights offering to repay the $5.0 million outstanding under the credit facility at that time.

DISCLOSURE OF AUDITOR FEES.

         The following is a description of the fees billed to the Company by Ernst & Young LLP during the year ended December 31, 2000:

(1) annual audit fees related to rendering an opinion on the Company's financial statements included in its Annual Report on Form 10-K and performing quarterly reviews of the Company's Quarterly Reports on Form 10-Q;
(2) audit related fees related to audits of employee benefit plans, performance of statutory audits which are not required for purposes of the annual audit, the issuance of auditor consents in connection with the Company's filing of certain registration statements with the Securities and Exchange Commission, acquisition accounting and due diligence, assistance with the implementation of new accounting pronouncements, and the like; and
(3) other fees related to the performance of tax services, including the preparation of tax returns, expatriate tax services, the implementation of tax planning projects, tax due diligence and structuring, and the review of tax issues related to human resource matters.

         Fees for the fiscal year ended December 31, 2000 totaled $166,400 for annual audit work (including quarterly review work), $117,165 for audit related services and $69,450 for all other non-audit services.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         The financial statements of the Company at December 31, 2000, 1999 and 1998 and for the years then ended, appearing in the annual report which accompanies this proxy statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing in such annual report.

         Ernst & Young LLP has been selected by the Board of Directors to serve as the Company's independent accountants for the current year. Representatives of Ernst & Young LLP are expected to be present at the annual meeting of shareholders, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file statements of ownership and changes in ownership with the Securities and Exchange Commission on Form 3, Form 4, and Form 5. Officers, directors and greater than 10% stockholders are required by the regulation to furnish the Company with copies of all Section 16(a) reports which they file.

         Based solely on a review of such statements and amendments thereto furnished to the Company and the review of written agreements or documents concerning the ownership of equity securities by the Company's executive officers and directors, the Company believes that the reporting requirements of
Section 16(a) were complied with on a timely basis.

PROPOSALS FOR NEXT ANNUAL MEETING

         Stockholder proxies obtained by the Board of Directors in connection with the annual meeting of shareholders of the Company to be held in 2002 will confer on proxy holders discretionary authority to vote on any matters presented at the meeting which were not included in the proxy statement unless notice of the matter to be presented at the meeting is provided to the Company's Corporate Secretary not later than March 12, 2002.

         All stockholder proposals which are intended to be presented at the annual meeting of shareholders of the Company to be held in 2002 must be received by the Company's Corporate Secretary at the Company's principal executive offices, not later than December 27, 2001 in order to be included in the proxy statement and form of proxy relating to that meeting.

OTHER MATTERS

         The management of the Company knows of no other matters that may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

         The cost of solicitation of proxies in the accompanying form will be paid by the Company. In addition to solicitation by use of the mails, certain directors, officers or employees of the Company may solicit the return of proxies by telephone, telegram or personal interview.

                                   APPENDIX 1

                 AMENDED AND RESTATED CHARTER OF AUDIT COMMITTEE
                         OF MIDWAY AIRLINES CORPORATION

Organization

Pursuant to the By-laws of Midway Airlines Corporation (the "Company"), a committee of the directors to be known as the "Audit Committee" (the "Committee") has been established. The Committee shall be comprised of not less than two independent directors, none of whom shall be an officer of the Company, or have a relationship that may interfere with the exercise of their independence from management and the Company. All members of the Committee shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the Committee and at least one member shall have accounting or related financial management expertise. The members of the Committee may appoint a Chairperson from amongst their number.

The time and place of meetings of the Committee shall be determined by the members thereof provided that (1) a quorum for meetings shall be at least two members, present in person or by telephone; (2) unless otherwise agreed, the Committee shall meet at least quarterly and (3) notice of the time and place of every meeting shall be given by written, telegraphic or telephonic notice to all members of the Committee and to the Chief Executive Officer.

Statement of Policy

The Audit Committee is a committee of the Board of Directors. Its primary function is to assist the Board in fulfilling its oversight responsibilities to the shareholders, potential shareholders, the investment community and others by reviewing the financial information which will be provided to the shareholders and the investment community, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit.

In so doing, it is the responsibility of the Audit Committee to maintain free and open communications with the Board, the external auditors, the internal auditors and the senior management of the Company.

Responsibilities

In addition to those responsibilities set forth in the Company's By-Laws, the Audit Committee will:

- Ensure receipt from the external auditor of a formal written statement delineating all relationships between such auditor and the Company consistent with Independence Standards Board Standard I and actively engage in a dialogue with such auditor with respect to any disclosed relationship or services that may impact the objectivity and independence of the auditor

- Take actions to set overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior

- Confirm and assure the qualifications and independence of the external auditor, including a review of management consulting services and related fees provided by the external auditor.

- Meet with the external auditor, the internal auditor and senior management of the Company to review:
         - the audit scope and procedures for the current year and the related fees
         - the adequacy of the Company's internal financial and accounting controls

- Meet separately with the internal auditor and the external auditor, with and without senior management present, to discuss the results of their respective examinations

- Review with senior management and the external auditors at the completion of the annual examination:
         - the external auditor's audit of the financial statements and the report thereon and related footnotes prior to inclusion in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to filing Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of disclosure in the financial statements
         - any significant changes required in the external auditor's audit plan
         - other matters related to the conduct of the audit which are to be communicated to the Audit Committee under generally accepted auditing standards and management's responses.

- Review the interim financial statements with senior management and the external auditor prior to the filing of the Company's Report on Form 10-Q, including a discussion of the quarterly review and any other matters required to be communicated to the Audit Committee by the external auditor under generally accepted auditing standards. The Chairperson may represent the entire Audit Committee for purposes of this review.

-        Review with management and outside consultants, if necessary, as to:

         - reported contingent liabilities, any litigation, claim or regulatory matter, including tax assessments, that could have a material effect upon the financial and/or operating position of the Company

         - the external auditor's satisfaction with the disclosure and content of the material being presented in filings with the SEC and other published documents containing the Company's financial statements.

Committee Authority

The Committee shall have the right and authority to:

         - select, evaluate and, where appropriate, replace the external auditor (or to nominate the external auditor to be proposed for shareholder approval in any proxy statement)

         - obtain all relevant information and documentation in order to carry out the responsibilities of the Committee, with full access to all books, records, facilities and personnel

         - conduct or authorize investigations into any matters brought to its attention if, in the Committee's judgment, such matter warrants investigation

         - retain independent counsel, accountants, or others to assist in the conduct of any investigations.

                            - FOLD AND DETACH HERE -
--------------------------------------------------------------------------------
                           MIDWAY AIRLINES CORPORATION
                           2801 Slater Road, Suite 200
                              Morrisville, NC 27560


                      PROXY SOLICITED BY BOARD OF DIRECTORS


The undersigned hereby appoints Robert R. Ferguson III, W. Greyson Quarles, Timothy Smith, Gregory J. Robitaille and Gregory Harding-Brown, or any of them, attorneys and proxies, with power of substitution, to vote all outstanding stock of the undersigned at the Annual Meeting of Shareholders of Midway Airlines Corporation to be held at 10:00 a.m. on Wednesday May 23, 2001, at the Marriott Hotel at RTP, Durham, NC, or any adjournment thereof, on the matters listed below:


1. To elect two (2) Class I Directors to a term of three (3) years each. The Board intends that the following persons shall be nominated to office for a period of three (3) years each: W. Greyson Quarles and Robert R. Ferguson III


   [ ] FOR                       [ ] AGAINST                  [ ] ABSTAIN


2. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.


   [ ] FOR                       [ ] AGAINST                  [ ] ABSTAIN




              (Continued and to be signed on the reverse side)

                            - FOLD AND DETACH HERE -
--------------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.




                                  THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED WILL BE VOTED "FOR" THE STATED PROPOSAL.


                                  ______________________________________________
                                  Signature of Stockholder


                                  ______________________________________________
                                  Signature if held jointly


                                  IMPORTANT: If shares are jointly owned, both
                                             owners should sign. If signing as
                                             attorney, executor, administrator,
                                             trustee, guardian or other person
                                             signing in a representative
                                             capacity, please give your full
                                             title as such. If a corporation,
                                             please sign in full corporate name
                                             by President or other authorized
                                             officer. If a partnership, please
                                             sign in partnership name by
                                             authorized person.